UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2009

FIRST NIAGARA FINANCIAL GROUP, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-23975	42-1556195
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6950 South Transit Road, P.O. Box 514, Lockport, NY	14095-0514
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 625-7500

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On November 21, 2008, First Niagara Financial Group, Inc. (the “Company”) entered into a Letter Agreement (the “Purchase Agreement”) with the United States Department of the Treasury (“Treasury”) pursuant to which the Company issued and sold to Treasury: (i) 184,011 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Series A Preferred Stock”), having a liquidation amount per share equal to $1,000, for a total price of $184,011,000 (ii) and a warrant (the “Warrant”) to purchase 1,906,191 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at an exercise price of $14.48. Pursuant to the terms of the Purchase Agreement, the number of shares of common stock available under the Warrant was reduced to 953,096 as a result of the Company raising $380.4 million through an underwritten public offering on April 14, 2009.

On May 27, 2009, the Company redeemed the Series A Preferred Stock and returned to the Treasury a total of $184,317,685, which includes the original investment amount of $184,011,000 plus accrued but unpaid dividends of $306,685. The return of the investment had the effect of terminating the Company’s continuing obligations under the Purchase Agreement, which agreement is now terminated. The Letter of Transmittal for the redemption of the Series A Preferred Stock is attached as Exhibit 10.2 hereto and is incorporated herein by reference.

The Company expects to notify the Treasury of its intent to repurchase the outstanding Warrant for 953,096 shares of its common stock.

A press release dated May 28, 2009 announcing this transaction is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description
10.2	Letter of Transmittal, dated May 27, 2009, between the United States Department of the Treasury and First Niagara Financial Group, Inc.
99.1	Press release dated May 28, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FIRST NIAGARA FINANCIAL GROUP, INC.

DATE: May 28, 2009	By: /s/ Michael W. Harrington
Michael W. Harrington
Chief Financial Officer
(Duly authorized representative)

EXHIBIT INDEX

Exhibit No.	Description
10.2	Letter of Transmittal, dated May 27, 2009, between the United States Department of the Treasury and First Niagara Financial Group, Inc.
99.1	Press release dated May 28, 2009